Exhibit 99.1
HIGH PLAINS RANCH II, LLC
Financial Statements
December 31, 2015 and 2014
(With Independent Auditors’ Report Thereon)

HIGH PLAINS RANCH II, LLC

Independent Auditors’ Report
The Members
High Plains Ranch II, LLC:

We have audited the accompanying financial statements of High Plains Ranch II, LLC, which comprise the balance sheets as of December 31, 2015 and 2014, and the related statements of operations and comprehensive income, members’ equity, and cash flows for the years then ended, and the related notes to the financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of High Plains Ranch II, LLC as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the years then ended, in accordance with U.S. generally accepted accounting principles.
/s/ KPMG LLP
Philadelphia, Pennsylvania
March 30, 2016, except for Note 9,
as to which the date is September 6, 2016

HIGH PLAINS RANCH II, LLC
Balance Sheets
December 31, 2015 and 2014
(In thousands)
Assets	2015	2014
Current assets:
Cash	$45	228
Restricted cash	82,725	83,048
Accounts receivable – trade	3,648	3,300
Notes receivable	9,623	9,624
Spare parts inventory	1,079	428
Renewable energy grant receivable	—	75,000
Prepayments and other current assets	1,308	1,271
Total current assets	98,428	172,899
Property, plant, and equipment, net of accumulated depreciation of
$80,638 and $49,270, respectively	821,554	833,521
Other assets:
Notes receivable	20,049	29,672
Other receivable – SunPower indemnity	75,000	—
Total other assets	95,049	29,672
Total assets	$1,015,031	1,036,092
Liabilities and Members’ Equity
Current liabilities:
Current portion of long-term debt	$22,652	21,081
Accounts payable – trade	384	241
Accounts payable – affiliate	1,099	1,654
Accrued interest expense	9,105	9,347
Other current liabilities	82	555
Total current liabilities	33,322	32,878
Other liabilities:
Long-term debt	766,673	789,128
Asset retirement obligation	3,825	2,806
Other noncurrent liabilities	3,918	2,344
Total noncurrent liabilities	774,416	794,278
Total liabilities	807,738	827,156
Commitments and contingencies
Members’ equity	207,293	208,936
Total liabilities and members’ equity	$1,015,031	1,036,092
See accompanying notes to financial statements.

HIGH PLAINS RANCH II, LLC
Statements of Operations and Comprehensive Income
Years ended December 31, 2015 and 2014
(In thousands)
	2015	2014
Operating revenues	$83,493	82,469
Total operating revenues	83,493	82,469
Operating costs and expenses:
Cost of operations	9,103	11,211
Depreciation and accretion expense	31,748	30,858
Total operating costs and expenses	40,851	42,069
Operating income	42,642	40,400
Other income (expense):
Interest income	1,110	2,784
Interest expense	(24,806)	(25,910)
Total other expense	(23,696)	(23,126)
Net income	18,946	17,274
Other comprehensive income:
Unrealized income on derivatives	2,124	2,257
Other comprehensive income	2,124	2,257
Comprehensive income	$21,070	19,531
See accompanying notes to financial statements.

HIGH PLAINS RANCH II, LLC
Statements of Members’ Equity
Years ended December 31, 2015 and 2014
(In thousands)
			Accumulated
			other	Total
	Contributed	Retained	comprehensive	members’
	capital	earnings	loss	equity
Balance at December 31, 2013	$236,686	—	(31,218)	205,468
Net income	—	17,274	—	17,274
Amortization of other comprehensive income	—	—	2,257	2,257
Noncash contribution from NRG	6,835	—	—	6,835
Cash dividend/return of capital to members	(47,483)	(17,274)	—	(64,757)
Noncash settlement of affiliate borrowing	34,119	—	—	34,119
Cash contribution from NRG	7,740	—	—	7,740
Balance at December 31, 2014	237,897	—	(28,961)	208,936
Net income	—	18,946	—	18,946
Amortization of other comprehensive income	—	—	2,124	2,124
Cash dividend/return of capital to members	(23,238)	(18,946)	—	(42,184)
Noncash contribution from NRG	19,471	—	—	19,471
Balance at December 31, 2015	$234,130	—	(26,837)	207,293
See accompanying notes to financial statements.

HIGH PLAINS RANCH II, LLC
Statements of Cash Flows
Years ended December 31, 2015 and 2014
(In thousands)
	2015	2014
Cash flows from operating activities:
Net income	$18,946	17,274
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	31,368	30,649
Accretion of asset retirement obligation	380	209
Amortization of debt issuance costs	197	469
Amortization of swaption premiums	2,124	2,257
Cash (used) provided by changes in other working capital:
Accounts receivable – trade	(348)	576
Spare parts inventory	68	(428)
Prepayments and other current assets	(37)	(96)
Accounts payable – trade	133	(1,103)
Accounts payable – affiliate	(555)	(39)
Other current liabilities	(473)	261
Accrued interest expense	(242)	10,455
Noncurrent liabilities	1,575	150
Net cash provided by operating activities	53,136	60,634
Cash flows from investing activities:
Capital expenditures	—	(26,920)
Receipt of indemnity from supplier	—	57,509
Decrease in notes receivable	9,624	5,795
Decrease (increase) in restricted cash	323	(24,410)
Proceeds from renewable energy grants	—	285,012
Net cash provided by investing activities	9,947	296,986
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	48,427
Payments for long-term debt	(21,081)	(348,802)
Dividend paid/return of capital to members	(42,185)	(64,757)
Capital contributions from NRG	—	7,740
Net cash used in financing activities	(63,266)	(357,392)
Net change in cash	(183)	228
Cash, beginning of period	228	—
Cash, end of period	$45	228
Supplemental disclosure:
Interest paid	$22,727	12,261
Noncash investing activities:
Increase of fixed assets for deferred tax asset	$19,471	7,172
Increase of fixed assets for renewable energy grant shortfall	—	33,663
Increase in asset retirement asset	1,228	—
Increase in debt due to accrued interest converted to debt	—	10,629
Noncash financing activities:
Dividend to members	$—	6,835
Contributions from NRG related to forgiveness of affiliate borrowing	—	(34,119)
See accompanying notes to financial statements.

HIGH PLAINS RANCH II, LLC
Notes to Financial Statements
December 31, 2015 and 2014

(1) Nature of Business
High Plains Ranch II, LLC, or the Company, a Delaware limited liability company, was a wholly owned subsidiary of NRG Solar CVSR Holdings, LLC, a Delaware limited liability company, which is a wholly owned subsidiary of NRG Solar Sunrise, LLC, a Delaware limited liability company, which is a wholly owned subsidiary of NRG Renew LLC, or NRG Renew, a Delaware limited liability company, which is a wholly owned subsidiary of NRG Repowering Holdings LLC, a Delaware limited liability company, which is a wholly owned subsidiary of NRG Energy, Inc., or NRG or the Parent.
The Company was organized to develop, construct, and own a 250‑megawatt, or MW, photovoltaic solar facility located in San Luis Obispo County, California known as California Valley Solar Ranch, or CVSR or the Facility. CVSR sells electricity to Pacific Gas & Electric Co., or PG&E, an electric utility based in San Francisco, California, under two 25-year power purchase agreements, or PPA, one for 210 MW and the other for 40 MW for resale to its customers.
On February 13, 2013, NRG Solar Sunrise, LLC assigned 51.05% of its membership shares in the Company to NRG Solar CVSR Holdings 2, LLC, a wholly owned subsidiary of NRG Solar Sunrise, LLC. On July 22, 2013, NRG Solar CVSR Holdings, LLC assigned 48.95% of its interest in the Company to NRG Yield Operating LLC, a consolidated subsidiary of NRG Yield LLC. NRG Yield, Inc. owns 44.7% of NRG Yield LLC and NRG owns the remaining portion.
Operations commenced on the first 22 MW phase in September 2012 and 105 MWs for phases two and four in December 2012. For the completion of the final phase, 21 MWs commenced operation in the third quarter of 2013 and 102 MWs commenced operation on October 31, 2013.
A summary of the major agreements entered into by the Company is set forth below:

(a)	Power Purchase Agreement
Effective September 23, 2011, the Company entered into two amended and restated PPAs with PG&E, whereby the Company is obligated to deliver up to 250 MW of electric energy output, including renewable attributes, generated by the Facility for a period of 25 years.

(b)	Operation and Maintenance Agreement
Effective September 30, 2011, the Company entered into an Operations and Maintenance agreement with NRG Energy Services LLC for an initial term of five years, with an automatic five‑year incremental renewal term unless either party delivers written notice of termination to the other party no later than 180 days prior to the expiration of the initial term or the applicable renewal term. On July 15, 2015, NRG Energy Services assigned the O&M Agreement to NRG Renew Operations & Maintenance LLC, or RENOM. For the years ended December 31, 2015 and 2014, the Company paid $5.4 million and $6.3 million, respectively, for services provided under these agreements. These costs were included in cost of operations on the statements of operations and comprehensive income.
(2) Summary of Significant Accounting Policies

(a)	Basis of Presentation
The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. The Accounting Standards Codification, or ASC, established by the Financial Accounting Standards Board, or FASB, is the source of authoritative U.S. GAAP to be applied by nongovernmental entities.

(b)	Cash and Cash Equivalents
Cash and cash equivalents include highly liquid investments with an original maturity of three months or less at the time of purchase.

(c)	Restricted Cash
Restricted cash consists primarily of funds from operating activities that are restricted under the California Valley Solar Ranch Financing Agreement with the Federal Financing Bank to fund future debt repayment and operating costs.

(d)	Accounts Receivable - Trade
Trade accounts receivable are recorded at the invoiced amount and do not bear interest. There was no allowance for doubtful accounts as of December 31, 2015 or 2014.

(e)	Spare Parts Inventory
Spare parts inventory is valued at a weighted average cost, since the Company expects to recover these costs in the ordinary course of business. The Company removes these inventories when they are used for repairs, maintenance, or capital projects.

(f)	Property, Plant, and Equipment
Property, plant, and equipment are stated at cost. Significant additions or improvements extending asset lives are capitalized as incurred, while repairs and maintenance that do not improve or extend the life of the respective asset are charged to expense as incurred. Depreciation is computed using the straight‑line method over the estimated useful lives of the assets. Certain assets and their related accumulated depreciation amounts are adjusted for asset retirements and disposals with the resulting gain or loss included in cost of operations on the statements of operations and comprehensive income. See note 4, Property, Plant, and Equipment.

(g)	Asset Impairments
Long‑lived assets that are held and used are reviewed for impairment whenever events or changes in circumstances indicate carrying values may not be recoverable. Such reviews are performed in accordance with ASC 360, Property, Plant, and Equipment. An impairment loss is recognized if the total future estimated undiscounted cash flows expected from an asset are less than its carrying value. An impairment charge is measured by the difference between an asset’s carrying amount and fair value with the difference recorded in cost of operations in the statements of operations and comprehensive income. Fair values are determined by a variety of valuation methods, including third‑party appraisals, sales prices of similar assets, and present value techniques. There were no indicators of impairment loss as of December 31, 2015 and 2014.

(h)	Debt Issuance Costs
Debt issuance costs are capitalized and are amortized over the term of the related debt as a component of interest expense on a basis that approximates the effective‑interest method. Amortization expense included as part of interest expense in the statements of operations and comprehensive income was $197,000 and $469,000 for the years ended December 31, 2015 and 2014, respectively. As of December 31, 2015, the Company adopted Accounting Standards Update No. 2015‑03, Interest - Imputation of Interest (Subtopic 835‑30): Simplifying the Presentation of Debt Issuance Costs and, as a result, reclassified $4.3 million of debt issuance costs as of December 31, 2014 and $4.1 million as of December 31, 2015 to be presented as a direct deduction from the carrying amount of the related debt in both the current and prior periods.

(i)	Notes Receivable
As part of the Company’s obligations under its interconnection agreements, the Company paid the costs to construct certain interconnection facilities to allow the Facility to connect to the power grid. A portion of these costs is reimbursable from PG&E over a five‑year period beginning on the date of commercial operations, which was October 31, 2013. Accordingly, a note receivable was established for these costs and at December 31, 2015 and 2014, the balance was $29.7 million and $39.3 million, respectively. The note accrues interest at a variable rate based on Federal Energy Regulatory Commission’s regulation at 18 C.F.R.§35.19a(a)(2)(iii), which was 3.25% at December 31, 2015.

(j)	Income Taxes
The Company is a disregarded entity of a partnership for federal and state income tax purposes. Therefore, federal and state income taxes are assessed at the partner level. Accordingly, no provision has been made for federal or state income taxes in the accompanying financial statements.

(k)	Revenue Recognition
All of the Company’s revenue is recognized as billable under the provisions of the PPA for energy delivered to PG&E, which has a term of 25 years. Revenue recognized under the PPA is calculated based on power output and established prices, as defined in the PPA. The PPA is recorded as an operating lease in accordance with ASC 840, Leases, or ASC 840. ASC 840 requires minimum lease payments to be amortized over the term of the lease and contingent rentals are recorded when the achievement of the contingency becomes probable. The PPA has no minimum lease payments and accordingly, all lease payments are recorded as contingent rent on an actual basis when the electricity is delivered.

(l)	Derivative Financial Instruments
The Company accounts for derivatives and hedging activities in accordance with ASC 815, Derivatives and Hedging, which requires entities to recognize all derivative instruments as either assets or liabilities on the balance sheet at their respective fair values. For derivatives designated in hedging relationships, changes in the fair value are either offset through earnings against the change in fair value of the hedged item attributable to the risk being hedged or recognized in accumulated other comprehensive income, or OCI, to the extent the derivative is effective at offsetting the changes in cash flows being hedged until the hedged item affects earnings.
The Company discontinues hedge accounting prospectively when it determines that the derivative is no longer effective in offsetting cash flows attributable to the hedged risk, the derivative expires or is sold, terminated, or exercised, the forecasted transaction is not probable of occurring, or management chooses to remove the designation of the cash flow hedge.
In all situations in which hedge accounting is discontinued and the derivative remains outstanding, the Company continues to record the derivative at its fair value on the balance sheet and recognizes any subsequent changes in fair value in earnings. When it is probable that a forecasted transaction will not occur, the Company discontinues hedge accounting and recognizes immediately in earnings gains and losses that were accumulated in OCI related to the hedging relationship. See note 3, Accounting for Derivative Instruments and Hedging Activities, for more information.

(m)	Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of restricted cash, accounts receivable - trade, and notes receivable. Restricted cash is held in a bank deposit account. Accounts receivable are concentrated in the energy industry. The concentration within one industry may impact the Company’s overall exposure to credit risk, either positively or negatively, in that the customer may be similarly affected by changes in economic, industry, or other conditions. The Company is exposed to credit losses in the event of noncompliance by counterparties on its derivative financial instruments.
The Company sells 100% of the power it generates to a single customer, PG&E, through a PPA. At December 31, 2015 and 2014, the accounts receivable balance with this customer totaled $3.6 million and $3.3 million, respectively. The maximum amount of loss due to credit risk, should the customer fail to perform, is the amount of the outstanding receivable, and any losses associated with replacing this one customer.

(n)	Fair Value Measurements
The Company accounts for the fair value of financial instruments in accordance with ASC 820, Fair Value Measurements and Disclosures, or ASC 820. The Company does not hold or issue financial instruments for trading purposes.
ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels as follows:
Level 1 - Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access as of the measurement date.
Level 2 - Inputs other than quoted prices included within Level 1that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.
Level 3 - Unobservable inputs for the asset or liability only used when there is little, if any, market activity for the asset or liability at the measurement date.
In accordance with ASC 820, the Company determines the level in the fair value hierarchy within which each fair value measurement in its entirety falls, based on the lowest-level input that is significant to the fair value measurement in its entirety.
The carrying amounts of cash, restricted cash, accounts receivable - trade, accounts payables - trade, accounts payable - affiliate, and other current liabilities approximate their fair value because of the short‑term maturity of these instruments and are classified as Level 1 within the fair value hierarchy.
The carrying value of notes receivable approximates fair value as it carries a variable interest rate. The carrying value of long‑term debt approximates fair value as recent borrowings were drawn at substantially similar interest rates. The fair value of notes receivable and long‑term debt is based on expected future cash flows discounted at market interest rates or current interest rates for similar instruments with equivalent credit quality, and are classified as Level 3 within the fair value hierarchy.

(o)	Asset Retirement Obligations
The Company accounts for its asset retirement obligations, or AROs, in accordance with ASC 410‑20, Asset Retirement Obligations, or ASC 410‑20. Retirement obligations associated with long‑lived assets included within the scope of ASC 410‑20 are those for which a legal obligation exists under enacted laws, statutes, and written or oral contracts, including obligations arising under the doctrine of promissory estoppel, and for which the timing and/or method of settlement may be conditional on a future event. ASC 410‑20 requires the Company to recognize the fair value of a liability for an ARO in the period in which it is incurred and a reasonable estimate of fair value can be made.
Upon initial recognition of a liability for an ARO, the Company capitalizes the asset retirement cost by increasing the carrying amount of the related long‑lived asset by the same amount. Over time, the liability is accreted to its future value, while the capitalized cost is depreciated over the useful life of the related asset. See note 6, Asset Retirement Obligations, for more information.

(p)	Use of Estimates
The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used for such items as impairment of long‑lived assets, and contingencies among others.

(3) Accounting for Derivative Instruments and Hedging Activities
CVSR Interest Rate Swaption
Under the terms of the CVSR Financing Agreement, on November 17, 2011, the Company entered into a series of LIBOR‑based swaption agreements with a notional value of $686 million with certain counterparties in order to hedge the interest rate risk related to the CVSR Financing Agreement. The Company paid approximately $41.9 million in 2011 to execute these agreements. These swaptions mature over a series of seven scheduled settlement dates, which began in July 2012 and concluded in October 2013, to correspond with the completion dates of the project.
As of June 2013, the CVSR swaptions, designated as cash flow hedges, had a notional amount that exceeded the actual debt advances on the project. As such, the cash flow hedge accounting was discontinued for these contracts and $6 million of loss previously included in OCI was recognized in earnings for the year ended December 31, 2013. The remaining OCI balance, which represents the effective portion of the hedges at the date that cash flow hedge accounting was discontinued, will be amortized to interest expense over the term of the related debt.
Accumulated Other Comprehensive Loss
The following table summarizes the effects of the swaptions on the Company’s accumulated OCI balance, which reflects the amortization of the swaptions described above (in thousands):

Accumulated OCI balance at
December 31, 2013	$(31,218)
Amortization of swaptions to interest
expense	2,257
Accumulated OCI balance at
December 31, 2014	(28,961)
Amortization of swaptions to interest
expense	2,124
Accumulated OCI balance at
December 31, 2015	$(26,837)

As of December 31, 2015, $2,071 of losses are expected to be realized from OCI during the next 12 months.
(4) Property, Plant, and Equipment
At December 31, 2015 and 2014, major classes of property, plant, and equipment consist of the following (in thousands):

			Depreciable
	2015	2014	lives
Plant equipment	$899,119	880,357	20–35 years
Asset retirement obligation	3,073	2,434	30 years
Total property, plant, and
equipment	902,192	882,791
Less accumulated depreciation	(80,638)	(49,270)
Net property, plant, and
equipment	$821,554	833,521

Through December 31, 2013, the Company applied for cash grants in lieu of investment tax credits from the U.S. Treasury Department in the amount of $413.7 million for the CVSR project, which is a qualified renewable energy project. The renewable energy grant receivables were recorded when the cash grant applications were filed, which resulted in a reduction to the book basis of the property, plant, and equipment.
In 2013, a reserve was established for a portion of the renewable energy grant receivable that was not expected to be realized as a result of the U.S. Government’s budget sequestration. The $29.8 million reserve resulted in an increase in the book basis of the property, plant, and equipment.
In addition, as of December 31, 2013, the related deferred tax assets of $112.7 million recognizable by the Parent were assigned to the Company through the contributed capital account, and further reduced the book value of the related property, plant, and equipment. In connection with the cash grants and related tax assets, the book value of the Company’s property, plant, and equipment was reduced by a total of $496.6 million at December 31, 2013.
In 2014, cash grant proceeds of $285 million were received from the U.S. Treasury. Liquidated damages related to the cash grant shortfall of $57.5 million were received from SunPower. SunPower also provided a $75 million indemnification to NRG under the Amended and Restated Purchase and Sale Agreement, or PSA, dated September 31, 2011. The indemnification states that SunPower shall indemnify NRG for an amount equal to ninety percent (90%) of the Treasury Grant that was not issued by the U.S. Department of Treasury.
The $75 million is receivable as the Company expects to fully recover the balance resulting from the current litigation with SunPower pursuant to the existing indemnity on the project. As of December 31, 2014, the sequestration amount was adjusted based on the actual cash grant awarded and the deferred tax asset was adjusted to $105.5 million, resulting in an increase in the book basis of the property, plant, and equipment. The change in the related deferred tax asset was recorded as an adjustment to NRG’s capital account.
In 2015, the $75 million receivable from SunPower was reclassified from cash grant receivable to other receivable. As a result, the deferred tax asset was adjusted down $19.5 million to $86 million, resulting in an increase in the book basis of the property, plant, and equipment.
(5) Long‑Term Debt
On September 30, 2011, the Company entered into the California Valley Solar Ranch Financing Agreement, or CVSR Financing Agreement, with the Federal Financing Bank, or FFB, to borrow up to $1.2 billion to fund the costs of constructing the Facility, which matures in September 2037. Amounts borrowed under the CVSR Financing Agreement accrue interest at a fixed rate based on U.S. Treasury rates determined at the time of the borrowing, plus a spread of 0.375%, and are secured by the assets of the Company. Interest rates on the Company’s debt range from 2.339% to 3.775%. Funding requests were submitted to the FFB on a monthly basis and the loans provided by the FFB are guaranteed by the U.S. Department of Energy. As of December 31, 2015 and 2014, there was $793 million and $815 million outstanding under this agreement, respectively.
Long‑term debt maturities at December 31, 2015 are summarized as follows (in thousands):

2016		$22,652
2017		24,470
2018		26,230
2019		23,886
2020		21,262
Thereafter		674,974
	Total	$793,474

(6) Asset Retirement Obligation
The Company’s ARO is the estimated cost to remove the above ground solar equipment and restore the site to conditions similar to the surrounding parcels.
The following table presents the balance of the ARO obligation as of December 31, 2015 and 2014, along with revisions to estimates and accretion expense related to the Company’s ARO for the year ended December 31, 2015 (in thousands):

Balance as of December 31, 2014	$2,806
Revisions to ARO estimates	639
Accretion expense	380
Balance as of December 31, 2015	$3,825

(7) Related‑Party Transactions
In August 2013, NRG provided $34 million to CVSR for the repayment of the first bridge loan. In April 2014, the $34 million payable to affiliate was reclassified from accounts payable - affiliate on the accompanying balance sheet to an equity contribution.
On September 30, 2011, the Company entered into an Operations and Maintenance agreement with NRG Energy Services LLC, a wholly owned subsidiary of NRG. On July 15, 2015, this agreement was assumed by NRG Renew Operation & Maintenance LLC. See note 1, Nature of Business, for further discussion.
(8) Commitments and Contingencies
In the normal course of business, the Company is subject to various claims and litigation. Management of the Company expects that these various litigation items will not have a material adverse effect on the results of operations, cash flows, or financial position of the Company.
Lease Commitment
On September 30, 2011, the Company entered into a solar facility ground lease with High Plains Ranch IV, LLC to lease certain real property and real property interests in the County of San Luis Obispo, California for an initial term of 30 years with the option for four renewal terms of up to five years each.
This lease agreement includes scheduled rent increases. The Company recognizes the scheduled rent increases on a straight‑line basis over the lease term. Lease expense charged to cost of operations in 2015 and 2014 was $1.3 million and $1.3 million, respectively. The deferred rent is located in other noncurrent liabilities with a balance of $2.5 million and $2.3 million at December 30, 2015 and 2014, respectively.
On August 10, 2015, the lease was amended, resulting in the Company being responsible for all property taxes on the improvements to the property being leased. The landlord paid the Company $1.5 million for future taxes for the underlying value of the property itself. This amount is held in other current and other noncurrent liabilities and is being amortized straight line over the 28 years remaining on the lease against the property tax expense.

The following table summarizes the Company’s future minimum noncancelable lease commitments as of December 31, 2015 (in thousands):

2016		$1,207
2017		1,228
2018		1,249
2019		1,271
2020		1,293
Thereafter		30,326
	Total	$36,574

(9) Subsequent Events
In connection with the SunPower litigation described in Note 4, Property, Plant and Equipment, it was determined that SunPower overpaid for liquidated damages by $7 million. Accordingly, during 2016, the Company recorded a payable to SunPower for $7 million with a corresponding increase to the related property, plant and equipment.
On April 18, 2016, CVSR Holdco LLC was created whereas NRG Yield Operating LLC owns 48.95% and NRG Solar CVSR Holdings 2 LLC owns 51.05% of the entity. CVSR Holdco LLC owns 100% of NRG Solar CVSR Holdings LLC, which in turn owns 100% of the Company.
On July 15, 2016, CVSR Holdco LLC, issued $200 million of senior secured notes that bear interest at 4.68% and mature on March 31, 2037.  Interest on the notes is payable semi-annually on March 31 and September 30 of each year, and commence on September 30, 2016. Net proceeds were distributed to NRG Yield Operating LLC and NRG based on the ownership as of July 15, 2016.
On September 1, 2016, NRG Yield Operating LLC acquired the remaining 51.05% of the Company, through its acquisition of membership interests in CVSR Holdco LLC. In connection with the purchase and sale agreement and prior to close of the transaction, the $75 million receivable and $7 million payable resulting from the litigation with SunPower were transferred to NRG as a net reduction to its ownership interest in the Company.
The Company has evaluated subsequent events from the balance sheet date through September 6, 2016, the date at which the financial statements were available to be issued, and determined that there are no other items to disclose.